Exhibit 4.5

TETRA TECHNOLOGIES, INC.

2018 NON-EMPLOYEE DIRECTOR
EQUITY INCENTIVE PLAN

1.Purposes of this Plan.  The primary purposes of the Plan are to (a) attract and retain Outside Directors of the Company by providing such individuals with a proprietary interest in the Company through granting of incentive awards in the form of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and cash-based awards; (b) increase the interest of Outside Directors in the Company’s welfare; and (c) furnish incentives to such individuals to continue their services for the Company.

2.Definitions.  As used in this Plan, the following definitions shall apply:

(a)“Administrator” means the Board or the Committee that shall be administering this Plan, in accordance with Section 4 of this Plan.

(b)“Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

(c)“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock‑Based Awards and cash-based awards.

(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award.  An Award Agreement is subject to the terms and conditions of this Plan.

(e)“Awarded Stock” means the Common Stock subject to an Award.

(f)“Board” means the Board of Directors of the Company.

(g)“Change in Control” means the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (B) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock in the Company), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii)The sale or disposition by the Company of all or substantially all of the Company’s assets other than (A) the sale or disposition of all or substantially all of the assets of the Company to a person or persons (as defined above) who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (B) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company’s stockholders;

(iii)A change in the composition of the Board during any twelve (12) consecutive month period the result of which fewer than a majority of the Directors are Incumbent Directors.  For this purpose, “Incumbent Directors” are Directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the U.S. Treasury regulations promulgated thereunder. Any reference to a section of the Code shall be deemed a reference to any successor or amended section of the Code.

(i)“Committee” means a committee of Directors or other individuals that satisfies Applicable Laws and was appointed by the Board in accordance with Section (4) of this Plan.

(j)“Common Stock” means the common stock, $0.01 par value per Share, of the Company.

(k)“Company” means TETRA Technologies, Inc., a Delaware corporation, and any successor thereto.

(l)“Date of Grant” means the effective date on which an Award is granted by the Administrator to a Participant, or such later date as may be specified by the Administrator on the date the Administrator approves the Award, in each case as set forth in the applicable Award Agreement; provided, however, that for purposes of compliance with Section 16 of the Exchange Act or other Applicable Law, the Date of Grant will be the date of shareholder approval of the Plan if such date is later than the effective date of the Award, as applicable.

(m)“Director” means a member of the Board.

(n)“Disability” means Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is determined by the Social Security Administration to be disabled.  For all purposes of this Section 2(n), the Participant shall not be considered to have incurred a “Disability” unless proof of such impairment, sufficient to satisfy the Administrator, in its sole discretion, is provided by or on behalf of such Participant to the Administrator.

(o)“Dividend Equivalent” means a credit, made at the sole discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant.  Under no circumstances shall the payment of a Dividend Equivalent be made contingent on the exercise of a Nonqualified Stock Option or Stock Appreciation Right.  Additionally, Dividend Equivalents shall be subject to the same restrictions on transferability and forfeitability as the Award with respect to which they were paid.

(p)“Employee” means any person, including an officer, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company shall make the Director an Employee hereunder.

(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(iv)Notwithstanding the foregoing to the contrary, for federal, state, and local income tax reporting purposes, and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(s)“Nonqualified Stock Option” means a stock option that by its terms does not qualify or is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(t)“Other Stock-Based Award” means any other award not specifically described in this Plan that is payable by delivery of Shares or valued, in whole or in part, by reference to, or are otherwise based on, Shares in accordance with Section 10 of this Plan.

(u)“Outside Director” means a Director of the Company who is not an Employee.

(v)“Parent” means an entity that is a parent to the Company as determined by the Board.

(w)“Participant” means an Outside Director who has been granted an Award under this Plan or, if applicable, such other person who holds an outstanding Award.

(x)“Plan” means this 2018 Non-Employee Director Equity Incentive Plan.  In accordance with Section 13, this Plan became effective on the date it was adopted by the Board, subject to the Company’s stockholders approval of this Plan.

(y)“Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 7.

(z)“Restricted Stock Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or a combination thereof equal in value to the Fair Market Value of one Share in the Company on the date of vesting or settlement, or as otherwise set forth in the Award Agreement, pursuant to Section 9.

(aa)“Rule 16b-3” means Rule 16b-3 of the Exchange Act, or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to this Plan.

(bb)“Share” means a share of Common Stock, as may be adjusted in accordance with Section 11.

(cc)“Share Reserve” has the meaning set forth in Section 3(a).

(dd)“Stock Appreciation Right” or “SAR” means an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the difference between the Fair Market Value of a Share as of the date such SAR is exercised and the Fair Market Value of a Share as of its Date of Grant, or as otherwise set forth in the Award Agreement, pursuant to Section 8.

(ee)“Subsidiary” means an entity that is a subsidiary of the Company as determined by the Board.

3.Stock Subject to this Plan.

(a)Stock Subject to this Plan.  Subject to the provisions of Section 12, the maximum aggregate number of Shares that may be issued pursuant to all Awards under this Plan is three hundred thirty-five thousand (335,000) Shares (as such number is adjusted from time to time under the terms of this Plan, the “Share Reserve”).  Awards that may be settled only in cash shall not be counted against the Share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.  Shares issued under this Plan may come from authorized and unissued shares or treasury shares.

(b)Effect of Forfeitures and Other Actions.  Any Shares subject to an Award that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the Share Reserve shall be correspondingly replenished.  The following Shares shall not, however, again become available for Awards or replenish the Share Reserve: (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of a Nonqualified Stock Option issued under this Plan, (ii) Shares repurchased by the Company with proceeds received from the exercise of a Nonqualified Stock Option issued under this Plan, and (iii) Shares subject to a stock settled Stock Appreciation Right issued under this Plan that are not issued in connection with the settlement of that Award upon its exercise.

(c)Reserved Shares.  The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.

(d)No Fractional Shares. No fractional Shares will be issued under the Plan, but the Administrator may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(e)Annual Limits.  No Outside Director may be granted during any calendar year Awards having an aggregate Fair Market Value, determined on the Date of Grant, in excess of $300,000.

4.Administration of this Plan.

(a)Procedure.

(i)General Administration; Establishment of Administrator.  Subject to Applicable Laws and this Section 4, the Plan shall be administered by the Board or the Committee.  Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.  At any time there is no Committee to administer this Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

(ii)Membership on the Committee.  The Committee shall consist of not fewer than two individuals.  The members of the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3.  The Committee shall select one of its members to act as its Chairman.  A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

(iii)Rule 16b-3.  If a transaction is intended to be exempt under Rule 16b-3, then it shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(b)Powers of the Administrator.  Subject to (i) the provisions of this Plan and compliance with Applicable Laws, and (ii) in the case of a Committee, the specific duties delegated by the Board to the Committee, the Administrator shall have the authority, in its discretion, to take the following actions under the Plan:

(i)determine the Fair Market Value of Awards;

(ii)select the Outside Directors to whom Awards may be granted under this Plan;

(iii)determine the number of Shares to be covered by each Award granted under this Plan;

(iv)determine when Awards are to be granted under this Plan and the applicable Date of Grant;

(v)approve forms of Award Agreements for use under this Plan;

(vi)determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted under this Plan including, but not limited to, the exercise price, the time or times when Awards may be exercised, any acceleration of vesting or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)construe and interpret the terms of this Plan and Award Agreements;

(viii)prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to the creation and administration of sub-plans;

(ix)amend the terms of any outstanding Award, including the discretionary authority to extend the post‑termination exercise period of Awards and accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions, provided that any amendment that would adversely affect the Participant’s rights under an outstanding Award shall not be made without the Participant’s written consent. Notwithstanding the foregoing, an amendment shall not be treated as adversely affecting the rights of the Participant if the amendment is made to the minimum extent necessary to avoid the adverse tax consequences to the Participant of Section 409A of the Code;

(x)allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award up to the number of Shares or cash having a Fair Market Value equal to the amount required to be withheld based on any amount up to the minimum supplemental income tax rate in the applicable jurisdiction. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of the tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xi)authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant under an Award to the extent permitted under Section 409A of the Code;

(xiii)determine whether Awards shall be settled in Shares, cash or in a combination of Shares and cash;

(xiv)determine whether Awards shall be adjusted for dividends or Dividend Equivalents; provided, however, that to the extent an Award is to be settled in Shares, any dividends or Dividend Equivalents shall not be issued or granted with respect to unvested Awards, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Award becoming vested;

(xv)create Other Stock-Based Awards for issuance under this Plan;

(xvi)impose such restrictions, conditions or limitations as it determines appropriate with respect to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvii)to the extent consistent with Section 409A of the Code, establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award or other event that, absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award;

(xviii)to interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission under, this Plan or any Award Agreement or other instrument or agreement relating to an Award; and

(xix)make all other determinations that the Administrator deems necessary or advisable for administering this Plan.

The express grant in this Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.  However, the Administrator may not exercise any right or power reserved to the Board under the express terms of this Plan or by Applicable Laws.

(c)Prohibition on Repricing of Nonqualified Stock Options and SARs.  Notwithstanding anything in this Plan to the contrary, no repricing of Nonqualified Stock Options or SARs may be effectuated without the prior approval of the Company’s stockholders; provided, however, that the foregoing prohibition shall not apply to the extent an adjustment is required under Section 12.

(d)Effect of Administrator’s Decision.  The Administrator’s decisions, determinations, actions and interpretations shall be final, conclusive and binding on all persons having an interest under this Plan.

(e)Indemnification.  The Company shall defend and indemnify all past and present members of the Board, the Committee, the Administrator, officers and Employees of the Company or of a Parent or Subsidiary to whom authority to act for the Board, the Committee, the Administrator or the Company has been delegated under this Plan (“Indemnitees”), to the maximum extent permitted by law, against (i) all reasonable expenses, including reasonable attorneys' fees incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein (collectively, a “Claim”), to which any of them is a party by reason of any action taken or failure to act in connection with this Plan, or in connection with any Award granted under this Plan; and (ii) all amounts required to be paid by them in settlement of a Claim (provided the settlement is approved by the Company) or required to be paid by them in satisfaction of a judgment in any Claim.  However, no such person shall be entitled to indemnification to the extent it is determined in such Claim that such person did not in good faith and in a manner reasonably believed to be in the best interests of the Company (or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful).  In addition, to be entitled to indemnification, the Indemnitee must, within thirty (30) days after written notice of the Claim, offer the Company, in writing, the opportunity, at the Company's expense, to defend the Claim.  The right to indemnification shall be in addition to all other rights of indemnification available to the Indemnitee.

5.Eligibility.  Awards under the Plan may only be granted to Outside Directors.

6.Nonqualified Stock Options.

(a)Grant of Nonqualified Stock Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Nonqualified Stock Options to Outside Directors in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Option Agreement.  Each Award of a Nonqualified Stock Option shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term of the Nonqualified Stock Option, the number of Shares subject to the Nonqualified Stock Option, the exercise restrictions (if any) applicable to the Nonqualified Stock Option, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Term of Nonqualified Stock Option.  The term of each Nonqualified Stock Option shall be stated in the Award Agreement.

(d)Nonqualified Stock Option Exercise Price and Consideration.

(i)Exercise Price.  The per Share exercise price for the Shares to be issued pursuant to the exercise of a Nonqualified Stock Option shall be determined by the Administrator, subject to the following:

(1)The per Share exercise price shall be determined by the Administrator, but shall not be less than the Fair Market Value per Share on the Date of Grant unless the terms of such Nonqualified Stock Option would otherwise comply with the exemption from taxation under Section 409A of the Code.

(2)Notwithstanding the foregoing, Nonqualified Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Date of Grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)Waiting Period and Exercise Dates.  At the time a Nonqualified Stock Option is granted, the Administrator shall fix the period within which the Nonqualified Stock Option may be exercised and shall determine any conditions that must be satisfied before the Nonqualified Stock Option may be exercised.  The Administrator may, in its sole discretion, accelerate the satisfaction of such conditions at any time.

(e)Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising a Nonqualified Stock Option, including the method of payment.  Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

(i)cash;

(ii)check;

(iii)in the discretion of the Administrator, other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences;

(iv)in the discretion of the Administrator, consideration received by the Company under a cashless exercise or net exercise program implemented by the Company in connection with this Plan;

(v)in the discretion of the Administrator, any combination of the foregoing methods of payment; or

(vi)in the discretion of the Administrator, any other consideration and method of payment for the issuance of Shares permitted by Applicable Laws.

(f)Exercise of Nonqualified Stock Option.

(i)Procedure for Exercise; Rights as a Stockholder.  Any Nonqualified Stock Option granted under this Plan shall be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  A Nonqualified Stock Option shall be deemed exercised when the Company receives: (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Nonqualified Stock Option, and (B) full payment for the Shares with respect to which the Nonqualified Stock Option is exercised (including provision for any applicable tax withholding).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan.  Shares issued upon exercise of a Nonqualified Stock Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Nonqualified Stock Option.  The Company shall issue (or cause to be issued) such Shares promptly after the Nonqualified Stock Option is exercised.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 or the applicable Award Agreement.  Exercising a Nonqualified Stock Option in any manner shall decrease the number of Shares thereafter available for purchase under the Nonqualified Stock Option by the number of Shares as to which the Nonqualified Stock Option is exercised.

(ii)Termination of Relationship as an Outside Director (Other Than Death or Disability).  If a Participant ceases to be an Outside Director, other than upon the Participant’s death or Disability, the Participant may exercise the vested portion of his or her Nonqualified Stock Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of such Nonqualified Stock Option as set forth in the Award Agreement).  If the Award Agreement does not specify a time period within which the vested portion of such Nonqualified Stock Option must be exercised following a Participant ceasing to be an Outside Director, the vested portion of such Nonqualified Stock Option shall be exercisable for three (3) months following his or her cessation of service as an Outside Director (other than upon the Participant’s death or Disability).  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Nonqualified Stock Option on the date he or she ceases to be an Outside Director (other than upon the Participant’s death or Disability), then immediately thereafter, the Shares covered by the unvested portion of the Nonqualified Stock Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant does not exercise his or her Nonqualified Stock Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Nonqualified Stock Option shall terminate and the Shares covered by the unexercised portion of the Nonqualified Stock Option shall again be available for grant under this Plan as set forth in Section 3.

(iii)Disability of Participant.  If a Participant ceases to be an Outside Director as a result of his or her Disability, the Participant may exercise the vested portion of his or her Nonqualified Stock Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Nonqualified Stock Option as set forth in the Award Agreement).  If the Award Agreement does not specify a time period within which the vested portion of such Nonqualified

Stock Option must be exercised following a Participant ceasing to be an Outside Director as a result of his or her Disability, the vested portion of such Nonqualified Stock Option shall be exercisable for twelve (12) months following the Participant ceasing to be an Outside Director as a result of his or her Disability.  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Nonqualified Stock Option on the date he or she ceases to be an Outside Director as a result of his or her Disability, then immediately thereafter, the Shares covered by the unvested portion of the Nonqualified Stock Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant does not exercise his or her Nonqualified Stock Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Nonqualified Stock Option shall terminate and the Shares covered by the unexercised portion of the Nonqualified Stock Option shall again be available for grant under this Plan as set forth in Section 3.

(iv)Death of Participant.  If a Participant dies while an Outside Director, the vested portion of the Nonqualified Stock Option may be exercised within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Nonqualified Stock Option as set forth in the Award Agreement), by the beneficiary designated by the Participant prior to his or her death in accordance with Section 23.  If the Award Agreement does not specify a time period within which the vested portion of such Nonqualified Stock Option must be exercised following a Participant’s death, the vested portion of such Nonqualified Stock Option shall be exercisable for twelve (12) months following his or her date of death.  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Nonqualified Stock Option on the date he or she ceases to be an Outside Director as a result of his or her death, then immediately thereafter, the Shares covered by the unvested portion of the Nonqualified Stock Option shall again be available for grants under this Plan as set forth in Section 3.  Additionally, if the Participant’s beneficiary designated pursuant to Section 23 does not exercise the Nonqualified Stock Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Nonqualified Stock Option shall terminate and the Shares covered by the unexercised portion of the Nonqualified Stock Option shall again be available for grant under this Plan as set forth in Section 3.

7.Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Outside Directors in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Removal of Restrictions.  The Administrator may, in its sole discretion, accelerate the time at which any restrictions shall lapse or be removed.

(d)Voting Rights.  Outside Directors holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise as set forth in the Award Agreement.

(e)Dividends and Other Distributions.  Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares.  All such dividends and distributions shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid and no such dividends or other distributions shall be issued or granted with respect to shares of Restricted Stock, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Awards becoming vested.

(f)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall again be available for grant under this Plan as set forth in Section 3.

8.Stock Appreciation Rights.

(a)Grant of SARs.  Subject to the terms and conditions of this Plan, a SAR may be granted to an Outside Director at any time and from time to time as shall be determined by the Administrator in its sole discretion.  The Administrator shall have complete discretion to determine the number of SARs granted to any Outside Director.  The Administrator shall have complete discretion to determine the terms and conditions of SARs granted under this Plan, including the sole discretion to accelerate exercisability at any time; provided, however, that the per Share exercise price that will determine the amount of the payment the Company receives upon exercise of a SAR shall not be less than the Fair Market Value per Share on the Date of Grant.

(b)SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Expiration of SARs.  A SAR granted under this Plan shall expire upon the date determined by the Administrator, in its sole discretion, as set forth in the Award Agreement; provided, however, no SAR shall be exercisable later than 10 years after the Date of Grant.  Notwithstanding the foregoing, the rules of Sections 6(f)(i), 6(f)(ii) and 6(f)(iii) shall also apply to SARs.

(d)Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Administrator, the payment upon the exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

9.Restricted Stock Units.  Restricted Stock Units shall consist of Shares of Restricted Stock that the Administrator, in its sole discretion, permits to be paid out in a lump sum, installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

10.Other Stock-Based Awards and Cash-Based Awards.  Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under this Plan and/or cash awards made outside of this Plan.  The Administrator shall have authority to determine the Outside Directors to whom, and the time or times at which, Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other terms and conditions of the Other Stock-Based Awards, including any dividend or voting rights and whether the Award should be paid in cash. Cash-based awards may be granted in such amounts and subject to such other terms as the Administrator, in its discretion, determines to be appropriate.

11.Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than as provided in Section 23 or by will or by the laws of descent or distribution following the Participant’s death.  An outstanding Award may be exercised during the lifetime of the Participant only by the Participant.  If the Administrator makes an Award transferable, such Award Agreement shall contain such additional terms and conditions as the Administrator deems appropriate.

12.Adjustments; Dissolution or Liquidation; Change in Control.

(a)Adjustments for Changes in Capitalization.  In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Administrator shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under this Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, and (iii) the exercise price of outstanding Nonqualified Stock Options and SARs.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of this Plan.  No adjustment shall be made pursuant to this Section 12 in connection with the conversion of any convertible securities of the Company, or in a manner that would cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)Change in Control. Unless otherwise provided in an applicable Award Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control:

(i)all outstanding Awards of Nonqualified Stock Options and Stock Appreciation Rights shall become fully vested and exercisable for such period of time prior to the effective time of the Change in Control as is deemed fair and equitable by the Administrator, and shall terminate at the effective time of the Change in Control;

(ii)all outstanding Awards other than Awards of Nonqualified Stock Options and Stock Appreciation Rights shall fully vest immediately prior to the effective time of the Change in Control.

The Administrator shall provide written notice of the period of accelerated exercisability of Nonqualified Stock Option and SAR Awards to all affected Participants. The exercise of any Nonqualified Stock Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b) shall be conditioned upon the consummation of the Change in Control and shall be effective only immediately before such consummation.

(c)Dissolution or Liquidation.  Unless otherwise provided in an applicable Award Agreement, in the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  An Award will terminate immediately prior to the consummation of such proposed action.

13.Board and Stockholder Approval; Term of Plan.  The Board approved this Plan to be effective on March 15, 2018, subject to the Company’s stockholders approving this Plan.  The Company’s stockholders approved this Plan on May 4, 2018.  From its effectiveness, this Plan shall continue in effect for a term of ten (10) years unless terminated earlier under Section 14 of this Plan.  If the requisite stockholder approval is not obtained, any Awards granted hereunder will automatically become null and void and of no force or effect.  No Awards may be granted under the Plan on or after the date which is ten (10) years following the effective date of this Plan.  This Plan will remain in effect until all Awards granted under the Plan have been satisfied or expired.

14.Amendment and Termination of this Plan.

(a)Amendment and Termination.  The Board may, at any time, amend, alter, suspend or terminate this Plan.

(b)Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)Effect of Amendment or Termination.  No amendment, alteration, suspension, or termination of this Plan shall materially or adversely impair the rights of any Participant without the

Participant’s prior written consent, unless such action is required by Applicable Law or stock exchange rules.  Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted under this Plan prior to the date of termination.

15.Conditions upon Issuance of Shares.

(a)Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award and the issuance and delivery of such Shares shall comply with Applicable Laws.

(b)Taxes.  No Shares shall be delivered under this Plan to any Participant or other person until the Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., U.S.-federal, U.S.-state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award, the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of up to the whole number of Shares covered by the Award sufficient to satisfy the withholding obligations incident to the exercise or vesting of an Award based on the minimum supplemental rate in the applicable jurisdiction.

16.No Rights to Awards.  No eligible Outside Director or other person shall have any claim to be granted any Award pursuant to this Plan, and neither the Company nor the Administrator shall be obligated to treat Participants or any other person uniformly.

17.No Stockholder Rights.  Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by an Award until the Participant becomes the record owner of the Shares.

18.Fractional Shares.  No fractional Shares shall be issued and the Administrator shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

19.Governing Law. This Plan, all Award Agreements, and all related matters, shall be governed by the laws of the State of Delaware, without regard to choice of law principles that direct the application of the laws of another state.

20.No Effect on Terms of Directorship Relationship.  This Plan shall not confer upon any Participant any right to continue service as an Outside Director, nor shall it interfere in any way with his or her right or the right of the Company to terminate the Participant’s service at any time, with or without cause, and with or without notice.

21.Unfunded Obligation.  This Section 21 shall only apply to Awards that are not settled in Shares.  Participants shall have the status of general unsecured creditors of the Company.  Any amounts of cash payable to Participants pursuant to this Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended.  Neither the Company nor any Parent or Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations under this Plan.  Any investments or the creation or maintenance of any trust for any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Parent or Subsidiary and Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Company or Parent or Subsidiary.  The Participants shall have no claim against the Company or any Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to this Plan.

22.No Guarantee of Tax Consequences.  The Company, Board, Committee and the Administrator do not make any commitment or guarantee that any United States federal, state, local, or foreign tax treatment will apply or be available under the Plan to any Participant or other person participating or eligible to participate hereunder.  Neither the Company, the Board, the Committee nor the Administrator will be liable to any Participant or any other person as to any expected or realized tax consequences for any Participant or other person due to the grant, exercise, lapse of restriction, vesting, distribution, payment or other taxable event involving any Award. Although the Company may endeavor to (a) qualify an Award for favorable tax treatment in a jurisdiction or (b) avoid adverse tax treatment for an Award, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

23.Designation of Beneficiary by Participant.  Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation will revoke all prior designations by the same Participant, must be in the form prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator (or its delegate), and received and accepted during the Participant’s lifetime.  In the absence of any such valid beneficiary designation, benefits remaining unpaid at the Participant’s death will be paid as follows: (i) if a Participant leaves a surviving spouse, payment will be made to such surviving spouse on behalf of the Participant; and (ii) if a Participant leaves no surviving spouse, payment will be made to (A) if there is administration of such Participant’s estate, the executor or administrator of such estate, upon receipt by the Administrator of supporting evidence from the estate that is satisfactory to the Administrator, or (B) if there is no administration of such Participant’s estate, to such Participant’s heirs at law, but only after such heirs are determined by a court of competent jurisdiction and in such proportion as determined by such court in its signed order that is received by, and satisfactory to, the Administrator.

24.Requirements of Law and Securities Exchanges.  The granting of Awards and the issuance or delivery of Shares under the Plan will be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing Shares delivered under the Plan (to the extent that such Shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any other Applicable Law.  The Administrator may cause a legend or legends to be placed upon such certificates to make appropriate reference to such restrictions.

The Company will not be obligated to take any affirmative action in order to cause the exercise of an Award or the issuance of Shares pursuant to the Plan to comply with any Applicable Law.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Administrator or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.

25.Clawback.  All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or other receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy as may be implemented from time to time, including any clawback policy adopted to comply with any Applicable Law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) as set forth in such clawback policy or the Award Agreement. Any such policy may subject a Participant’s Award, and amounts paid or realized with respect to any Award, to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur; such events including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

26.No Obligation to Exercise Awards; No Right to Notice of Expiration Date.  An Award of a Nonqualified Stock Option or a SAR imposes no obligation upon the Participant to exercise the Award.  The Company and the Administrator have no obligation to inform a Participant of the date on which a Nonqualified Stock Option or SAR is no longer exercisable except for including such expiration date in the Participant’s Award Agreement.

27.Rule 16b-3 Securities Law Compliance for Insiders.  Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3.  Any ambiguities or inconsistencies in the construction of the Plan or an Award will be interpreted to give effect to such intention and, to the extent any provision of the Plan or action by the Administrator fails to so comply, it may be deemed null and void by the Administrator, in its discretion, to the extent permitted by Applicable Laws.

28.Section 409A.

(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Code Section 409A (“Section 409A”), such that no adverse tax consequences, interest, or penalties under Section 409A apply.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt the Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date.  The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise.  The Company and its Subsidiaries will have no obligation under this Section (28) or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s directorship relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s directorship relationship.  For purposes of the Plan or any Award Agreement relating to any such payments, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or any Incentive Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A as determined by the Administrator) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Code Section 409A(a)(1)(B)(i), be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest) but not later than 60 days following the end of such six-month period. Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(d)Payment Upon Vesting or Lapse of Risk of Forfeiture.  In the case of an Award subject to Section 409A providing for distribution or settlement upon vesting or lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution or settlement shall be made by March 15 of the calendar year next following the calendar year in which such Award vested or the risk of forfeiture lapsed.

(e)Timing of Payment.  In the case of any distribution of any other Award subject to Section 409A, if the timing of such distribution is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(f)Separate Payment.  Each payment that a Participant may receive under this Plan that is subject to Section 409A shall be treated as a “separate payment” for purposes of Section 409A.

29.No Restriction on Corporate Action.  Nothing contained in the Plan will be construed to prevent the Company or any Subsidiary from taking any action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan.

30.Severability.  If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction as to any person or Award, or would disqualify the Plan or Award under any Applicable Law, such provision will be (a) construed or deemed amended to conform to Applicable Law or (b) if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, person or Award Agreement, and thereafter the remainder of the Plan and any such Award Agreement will remain in full force and effect.

31.Rules of Construction.  In the interpretation of the Plan, except where the context otherwise requires:

(a)“including” or “include” does not denote or imply any limitation;

(b)“or” has the inclusive meaning “and/or”;

(c)the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)captions or headings are only for reference and are not to be considered in interpreting the Plan;

(e)any grammatical form or variant of a term defined in the Plan will be construed to have a meaning corresponding to the definition of the term set forth herein;

(f)the terms “hereof,” “hereto,” “hereunder” and similar terms in the Plan refer to the Plan as a whole and not to any particular provision of the Plan;

(g)“Section” refers to a Section of the Plan, unless otherwise stated in the Plan;

(h)a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof, and the authoritative guidance issued thereunder by an appropriate governmental entity; and

(i)This Plan shall be construed as a whole and according to its fair meaning, and the Plan and any Award Agreement issued hereunder shall not be strictly construed against the Company or the Administrator.

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